November 13, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Legacy Mining Ltd., SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion in this Form SB-2 Registration Statement dated November 13, 2006, of our report to the Stockholders and Board of Directors of Legacy Mining Ltd. dated November 2, 2006 on the financial statements of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, and for the period from February 19, 1999 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia